CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Moosewood Acquisition Corporation:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 28, 2012, relating to our audits of the balance sheets of Moosewood Acquisition Corporation as of December 31, 2011, and the related statements of operations, shareholders' equity, and cash flows for the period from April 20, 2011 (Inception) through December 31, 2011. Our report dated March 28, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

March 28, 2012